Exhibit 4.51

NEITHER THE SECURITIES REPRESENTED BY THIS NOTE NOR THE SECURITIES ISSUABLE UPON THE CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE MAKER RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

TWELFTH AMENDMENT TO
REVOLVING CONVERTIBLE PROMISSORY NOTE

This TWELFTH AMENDMENT (this “Twelfth Amendment”) to the Revolving Convertible Promissory Note dated as of September 7, 2015, as amended by an Amendment dated as of December 1, 2015, further amended by a Second Amendment dated as of December 14, 2015, further amended by a Third Amendment dated as of January 27, 2016, further amended by a Fourth Amendment dated as of March 7, 2016, further amended by a Fifth Amendment dated as of April 21, 2016, further amended by a Sixth Amendment dated as of May 17, 2016, further amended by a Seventh Amendment dated as of June 16, 2016, further amended by an Eighth Amendment dated as of March 28, 2017, further amended by a Ninth Amendment dated as of September 27, 2017, further amended by a Tenth Amendment dated September 1, 2018 and as further amended by an Eleventh Amendment dated as of March 26, 2019 (together, as so amended, the “Note”), by and between Seanergy Maritime Holdings Corp. a corporation organized under the laws of the Republic of the Marshall Islands (the “Maker”) and Jelco Delta Holding Corp., or its respective registered assigns (the “Holder”), is made on May 29, 2019.

Capitalized terms used but not defined herein shall have the meaning assigned in the Note.

WHEREAS, in exchange for, among other things, the full and final settlement of unpaid interest in the amount of $901,286.84 accrued under the Note until March 31, 2019 and the neutralization of the Note’s interest rate for the period from April 1, 2019 until December 31, 2019, the Maker issued to the Holder 1,823,529 units of the Maker, each unit consisting of (i) one common share, par value $0.0001 per share  (a “Common Share”) of the Maker, (ii) one Class B Warrant of the Maker to purchase a Common Share, and (iii) one Class C Warrant of the Maker to purchase a Common Share, for $3.40 per unit pursuant to the terms of a Securities Purchase Agreement dated as of May 9, 2019 made between the Maker and the Holder;

WHEREAS, the parties wish to amend Section 3 of the Note as hereinafter set forth in detail below.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree as follows:

(A)        Section 3 of the Note is deleted in its entirety and is replaced with the following:

“3.          Interest. The Maker shall pay interest on the outstanding principal amount of this Note, which shall accrue: (i) from 1 April 2019 through 31 December 2019 (inclusive), at a rate of 0% per annum, and (ii) from 1 January 2020 through the Maturity Date, at a rate equal to the sum of (a) 5% per annum and (b) the three (3) month London Interbank Offered Rate for deposits in Dollars determined at or about 11.00 a.m. (London time) two (2) business days prior to the first day of each interest period (the “Interest Rate”). Each interest period shall be of three (3) months each, commencing on 1 January 2020. Each interest payment shall be made on the end of the respective interest period. In case the date of each interest payment is not a business day, the respective interest shall be payable on the next following business day. All interest payable under this Note shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360-day year. Notwithstanding the above, the last interest period shall end on the Maturity Date.  In the event of a failure by the Maker to pay any amount on the date on which such amount is due and payable pursuant to this Note and irrespective of any notice by the Holder or any other person to the Maker in respect of such failure, the Maker shall pay interest on such amount on demand from the date of such default up to the date of actual payment at the per annum rate which is the aggregate of: (a) two point fifty per cent (2.50%); and (b) the Interest Rate.”

(B)
Confirmation of Agreement.  Except as expressly set forth herein, the Note is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms, and each reference in the Note to “this Note” shall mean the Note as amended by this Twelfth Amendment.

(C)
Counterparts; Effectiveness.  This Twelfth Amendment may be executed in any number of counterparts (including by facsimile) and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.  This Twelfth Amendment shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

(D)
Governing Law; Consent to Jurisdiction.  This Twelfth Amendment shall be governed by and construed in accordance with the internal laws of the State of New York (without reference to the conflicts of law provisions thereof). Any dispute regarding this Twelfth Amendment shall be exclusively referred to arbitration in London and conducted in accordance with the Arbitration Act 1996 (England and Wales) or any statutory modification or re-enactment thereof, and the parties agree to submit to the personal and exclusive jurisdiction and venue of such arbitrators. Any and all disputes hereunder shall be referred by the parties hereto to three arbitrators, each party to appoint one arbitrator and the two so appointed shall appoint the third who shall act as chairman of such panel of arbitrators.  Upon receipt by one party of the nomination in writing of such other party’s arbitrator, that party shall appoint its arbitrator within ten days, failing which the decision of the single arbitrator appointed shall apply. The two arbitrators so appointed shall appoint the third arbitrator within ten days, failing which the third arbitrator shall be appointed by the President of the London Maritime Arbitrators Association (“LMAA”) at the time within twenty one days of the two arbitrators being appointed. The arbitration shall be conducted in accordance with the terms of the LMAA then in effect.  The parties agree that any tribunal constituted under this Agreement shall have the power to order consolidation of proceedings or concurrent hearings in relation to any and all disputes arising out of or in connection with this Twelfth Amendment or the other documents contemplated thereby, which involve common questions of fact or law, and to make any orders ancillary to the same, including, without limitation, any orders relating to the procedures to be followed by the parties in any such consolidated proceedings or concurrent hearings. Consolidated disputes are to be heard by a maximum of three arbitrators, each party to have the right to appoint one arbitrator. In case a dispute arises as to whether consolidation is appropriate (including without limitation conflicting orders of relevant tribunals) and/or as to the constitution of the tribunal for any such consolidated proceedings, each party shall have the right to apply to the President for the time being of the LMAA for final determination of the consolidation of the proceedings and/or constitution of such tribunal.

[Signature page follows]

THIS TWELFTH AMENDMENT has been entered into on the date stated above.

THE MAKER:

SEANERGY MARITIME HOLDINGS CORP.

/s/ Stamatios Tsantanis
By:
Name: Stamatios Tsantanis
Title: Chief Executive Officer

THE HOLDER:

JELCO DELTA HOLDING CORP.

/s/ Alastair Macdonald
By:
Name: Alastair Macdonald
Title: Director